Exhibit 10.2

SENIOR EXECUTIVE OFFICER SEVERANCE AGREEMENT

THIS SENIOR EXECUTIVE OFFICER SEVERANCE AGREEMENT is entered into on March 31, 2017, between TELEFLEX INCORPORATED (the “Company”) and Liam Kelly (“Executive”).

Background

A.    Executive is currently employed by the Company at its headquarters in Wayne, Pennsylvania as the Company’s President and Chief Operating Officer.

B.    On February 21, 2017, the Board of Directors of the Company approved the promotion of Executive to the position of President and Chief Executive Officer, effective as of January 1, 2018 (the “Effective Date”).

B.    The purpose of this Agreement is to provide for certain severance compensation and benefits to be paid or provided to Executive in the event of the termination of his employment under circumstances specified herein and to provide also for certain commitments by Executive respecting the Company, in each case, from and after the Effective Date.

Terms

THE PARTIES, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound hereby, agree as follows:

1.Definitions. The following terms used in this Agreement with initial capital letters have the respective meanings specified therefor in this Section.

“Affiliate” of any Person means any other Person that controls, is controlled by or is under common control with the first mentioned Person.

“Agreement” preceded by the word “this” means this Senior Executive Officer Severance Agreement, as amended at any relevant time.

“Annual Incentive Plan” means the Management Incentive Plan (MIP) or Executive Incentive Plan (EIP) of the Company providing for the payment of annual bonuses to certain employees of the Company, including Executive, as such Plans may be amended from time to time or, if such Plans shall be discontinued, any similar Plan or Plans in effect at any relevant time.

“Base Salary” of Executive means the annualized base rate of salary paid to Executive as such may be increased from time to time.

“Board” means the Board of Directors of the Company.

“Cause” means (a) misappropriation of funds, (b) conviction of a crime involving moral turpitude, or (c) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its subsidiaries taken as a whole.

“Change of Control Severance Agreement” means the Executive Change In Control Agreement between the Company and Executive, as in effect from time to time from and after the Effective Date, relating to termination of employment of Executive after the occurrence of a Change of Control of the Company (defined in such Agreement).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” with respect to the commencement of any compensation or provision of benefits pursuant to this Agreement means the first day of the seventh month beginning after the Termination Date.

“Confidential Information” has the meaning specified therefor in Section 9.

“Disability” shall mean Executive’s continuous illness, injury or incapacity for a period of six consecutive months.

“Employment” means substantially full time employment of Executive by the Company or any of its Affiliates.

“Good Reason” means the occurrence of one or more of the following:

(a)A change of the principal office or work place assigned to Executive to a location more than 25 miles distant from its location immediately prior to such change.

(b)A material reduction by the Company of the executive title, duties, responsibilities, authority, status, reporting relationship or executive position of Executive; provided that if the Company sells or otherwise disposes of any part of its business or assets or otherwise diminishes or changes the character of its business, the change in the magnitude or character of the Company’s business resulting therefrom will not itself be deemed to be a reduction of Executive’s responsibilities, authority or status within the meaning of this clause (b).

(c)A reduction of Executive’s Base Salary or a material reduction in the Executive’s annual target incentive opportunity under the Annual Incentive Plan.

“Health Care Continuation Period” means the period commencing on the Termination Date and ending on the earlier of (i) the last day of the Severance Compensation Period or (ii) the first date on which Executive is eligible to participate in a health care plan maintained by another employer.

“Insurance Benefits Period” means the period commencing on the Termination Date and ending on the earlier of (i) the last day of the Severance Compensation Period or (ii) the first date on which Executive is eligible to participate in a life and/or accident insurance plan maintained by another employer.

“Notice of Termination” has the meaning specified therefor in Section 3.

“Performance Period” applicable to any compensation payable (in cash or other property) under any Plan, the amount or value of which is determined by reference to the performance of participants or the Company or the fulfillment of specified conditions or goals, means the period of time over which such performance is measured or the period of time in which such conditions or performance goals must be fulfilled.

“Person” means an individual, a corporation or other entity or a government or governmental agency or institution.

“Plan” means a plan of the Company for the payment of compensation or provision of benefits to employees in which plan Executive is or was, at all times relevant to the provisions of this Agreement, a participant or eligible to participate.

“Prorated Amount” has the meaning specified therefor in Section 4(c).

“Release” has the meaning specified therefor in Section 7.

“Severance Compensation Period” means the 24 month period commencing on the day after the Termination Date.

“Termination Date” means the date specified in a Notice of Termination complying with the provisions of Section 3, as such Notice of Termination may be amended by mutual consent of the parties, which date shall be the date Executive’s Termination of Employment occurs.

“Termination of Employment” means a cessation of Employment for any reason, other than a cessation occurring (i) by reason of Executive's death or Disability or (ii) under circumstances which would entitle Executive to receive compensation and benefits pursuant to the Change of Control Severance Agreement. Executive’s Termination of Employment for all purposes under this Agreement will be determined to have occurred in accordance with the “separation from service” requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, and based on whether the facts and circumstances indicate that the Company and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after such date (as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or actuarial period of service, if less).

“Year of Termination” means the Year in which Executive’s Termination Date occurs.

“Year” means a fiscal year of the Company.

2.Continued Employment of Executive. The parties acknowledge that Executive’s employment by the Company is at will and, except as the parties may hereafter agree in writing, such employment may be terminated by either party at any time, subject only to the giving of prior notice pursuant to Section 3. Nothing in this Agreement shall be construed as giving Executive any right to continue in the employ of the Company.

3.Notice of Termination of Employment. The party initiating any Termination of Employment shall give notice thereof to the other party (a “Notice of Termination”). A Notice of Termination shall (i) state with reasonable particularity the reasons for such Termination of Employment, if any, which are relevant to Executive’s right to receive compensation and benefits pursuant to this Agreement and (ii) specify the date such Termination of Employment shall become effective which, without the consent of such other party, shall not be earlier than 30 days after the date of such Notice of Termination; provided that the Company shall have the option to continue paying the Base Salary of the Executive for up to 30 days following the Termination Date in lieu of the requirement that the Executive consents to an earlier date.

4.Compensation upon Termination of Employment. Subject to the terms of Sections 6 and 7, upon Termination of Employment (i) by the Company other than for Cause or (ii) by Executive within 3 months after the occurrence of a Good Reason, Executive will receive from the Company the following payments and benefits:

(a)Cash Bonuses for Years Preceding the Year of Termination. If any cash bonus pursuant to an Annual Incentive Plan in respect of a Performance Period which ended before the Year of Termination shall not have been paid to Executive on or before the Termination Date, the Company will pay Executive such bonus in the amount of Executive’s award earned for the Performance Period in the form of a single lump sum cash payment on the later of the 15th day following the Termination Date or the date that is 2-1/2 months following the end of the Performance Period; provided, however, that if any such Annual Incentive Plan requires, as a condition to eligibility for payment, that a participant be employed by the Company on the date payment is made, then payment of the bonus under such Annual Incentive Plan for the Performance Period ended before the Year of Termination shall be made on the Commencement Date.

(b)Continuation of Base Salary. The Company will pay Executive (i) on the Commencement Date an amount equal to seven-twelfths of Executive’s Base Salary as in effect immediately prior to the Termination Date, and (ii) each month thereafter during the Severance Compensation Period an amount equal to one-twelfth of Executive’s Base Salary as in effect immediately prior to the Termination Date.

(c)Payment of Annual Incentive Plan Award for Performance Period Not Completed Before the Termination Date. If the Termination Date occurs before the last day, but after completion of at least six months, of a Performance Period under the Annual Incentive Plan, the Company will pay Executive the Prorated Amount of Executive’s award under the Annual Incentive Plan for that Performance Period. The amount of the award, from which the Prorated Amount is derived, shall be determined based on the degree to which each performance goal on which such award is based has been achieved at the end of the Performance Period (provided that any individual performance component shall be equal to the target award amount for such component). The “Prorated Amount” of the award means an amount equal to the portion of the award which bears the same ratio to the amount of the award as the portion of such Performance Period expired immediately before the Termination Date bears to the entire period of such Performance Period. The amount to which Executive is entitled under this Section 4(c) shall be paid in the form of a single lump sum cash payment on the later of the Commencement Date or the date that is 2-1/2 months following the end of the Performance Period.

(d)Vehicle Allowance. The Company shall pay Executive a monthly cash vehicle allowance during the Severance Compensation Period equal to what it would cost Executive to lease the vehicle utilized by Executive immediately prior to the Termination Date, calculated by assuming that the lease is a three (3) year closed-end lease. The Company shall pay Executive (i) a lump sum cash amount equal to seven times the monthly vehicle allowance on the Commencement Date; and (ii) a lump sum cash amount equal to the monthly vehicle allowance on the first day of each month thereafter for which the vehicle allowance is provided.

(e)Outplacement. The Company shall reimburse Executive for expenses incurred for outplacement services during the Severance Compensation Period, up to a maximum aggregate amount of $20,000, which services shall be provided by an outplacement agency selected by Executive. The Company shall reimburse Executive within 15 days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than December 1st of the calendar year after the calendar year in which the expense was incurred. Notwithstanding the foregoing, Executive shall only be entitled to reimbursement for those outplacement service costs incurred by Executive on or prior to the last day of the second year following the Termination Year. In the event that Executive does not utilize the full amount of outplacement services to which he is entitled under this Section 3(d)(iv), the remaining amount shall not be converted into a cash payment to Executive.

(f)Health Care Coverage. During the Health Care Continuation Period, the Company will provide health care coverage under the Company’s then-current health care Plan for Executive and Executive’s spouse and eligible dependents on the same basis as if Executive had continued to be employed during that period. If the continuation of coverage under the Company’s health care Plan for Executive and Executive’s spouse and eligible dependents results in a violation of Section 105(h) of the Code, the continuation of coverage will be on an after-tax basis with the portion of the monthly cost of coverage paid by the Company being additional taxable income. If the continuation of coverage under the Company’s health care Plan will be on an after-tax basis, the Company will pay Executive a lump sum cash payment on the last day of each applicable month during the Health Care Continuation Period so that Executive will be in the same position as if the continuation of coverage could have been provided on a pre-tax basis. The COBRA health care continuation coverage period under Section 4980B of the Code shall begin at the end of the Health Care Continuation Period. Notwithstanding the preceding, if Executive and Executive’s spouse and eligible dependents are not eligible to continue health care coverage under the Company’s health care Plan, the Company will reimburse Executive in cash on the last day of each month during the Health Care Continuation Period (or balance thereof) an amount based on the cost actually paid by Executive for that month to maintain health insurance coverage from commercial sources that is comparable to the health care coverage Executive last elected as an employee for Executive and Executive’s spouse and eligible dependents under the Company’s health care Plan covering Executive, where the net monthly reimbursement after taxes are withheld will equal the Company’s portion of the cost paid by the Executive for that month’s coverage determined in accordance with the Company’s policy then in effect for employee cost sharing, on substantially the same terms as would be applicable to an executive officer of the Company.

(g)Life and Accident Insurance. Subject to the terms, limitations and exclusions of the Plan or Plans for provision of life and accident insurance and the Company’s related policies of group insurance, (i) during the Insurance Benefits Period the Company will provide life and accident insurance coverage for Executive comparable to the life and accident insurance coverage which Executive last elected to receive as an employee under the applicable Plan for such benefits, subject to modifications from time to time of the coverage available under such Plan or related insurance policies which are applicable generally to executive officers of the Company, (ii) during the period from the Termination Date through the Commencement Date, Executive shall pay the entire cost of such life and accident insurance coverage and (iii) on the Commencement Date the Company will reimburse Executive for the Company’s share (determined in accordance with the next sentence) of any premiums paid by Executive for such life and accident insurance during the period from the Termination Date to the Commencement Date. The cost of providing such insurance will be borne by the Company and Executive in accordance with the Company’s policy then in effect for employee participation in premiums, on substantially the same terms as would be applicable to an executive officer of the Company. The Company shall pay its share of such premiums to the applicable insurance carrier(s) on the due date(s) established by such carrier(s), but in no event later than the last day of the calendar year in which such due date(s) occurs.

(h)Taxable Benefits. Any taxable welfare benefits provided pursuant to this Section 4 that are not “disability pay” or “death benefits” within the meaning of Treasury Regulations Section 1.409A-1(a)(5) (collectively, the “Applicable Benefits”) shall be subject to the following requirements in order to comply with Code Section 409A. The amount of any Applicable Benefit provided during one taxable year shall not affect the amount of the Applicable Benefit provided in any other taxable year, except that with respect to any Applicable Benefit that consists of the reimbursement of expenses referred to in Code Section 105(b), a limitation may be imposed on the amount of such reimbursements over some or all of the applicable Severance Compensation Period, as described in Treasury Regulations Section 1.409A-3(i)(iv)(B). To the extent that any Applicable Benefit consists of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. No Applicable Benefit may be liquidated or exchanged for another benefit. If Executive is a “specified employee”, as defined in Code Section 409A, then during the period of six months immediately following Executive’s termination of employment, Executive shall be obligated to pay the Company the full cost for any Applicable Benefits that do not constitute health benefits of the type required to be provided under the health continuation coverage requirements of Code Section 4980B, and the Company shall reimburse Executive for any such payments on the first business day that is more than six months after the Termination Date.

5.Deductions and Taxes. Amounts payable by the Company pursuant to this Agreement shall be paid net of (i) taxes withheld by the Company in accordance with the requirements of law and (ii) deductions for the portion of the cost of certain benefits to be borne by Executive pursuant to Sections 4(f) and (g).

6.Compensation and Benefits Pursuant to Other Agreements and Plans. Nothing in this Agreement is intended to diminish or otherwise affect Executive’s right to receive from the Company all compensation payable to Executive by the Company in respect of his Employment prior to the Termination Date pursuant to any agreement with the Company (other than this Agreement) or any Plan.

7.Executive’s General Release and Resignations. As a condition to the obligations of the Company to pay severance compensation and provide benefits pursuant to Section 4, (a) in the event Executive is serving as a member of the Board and/or as a director or officer of any of the Company’s Affiliates at the time of his Termination of Employment, the Company shall have received from Executive, within 10 days following the Termination Date, a written resignation from the Board and as an officer and director of all of the Company’s Affiliates, as applicable (the “Written Resignation”); and (b) a general release in substantially the form of Exhibit A executed by Executive (the “Release”), which shall be executed and delivered to the Company on or before the date upon which the twenty-one day review period set forth in Section 7 of the Release expires, and Executive shall not thereafter revoke the Release. If Executive fails to deliver the Written Resignation or fails to execute, or if Executive revokes, the Release, no payments or benefits shall thereafter be made or provided to Executive pursuant to this Agreement, and Executive shall be required to reimburse to the Company any payments or benefits received by Executive pursuant to this Agreement, but Executive’s obligations pursuant to Sections 8 and 9 shall continue in force.

8.Confidential Information. Executive acknowledges that, by reason of Executive’s employment by and service to the Company, Executive has had and will continue to have access to confidential information of the Company and its Affiliates, including information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its Affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its Affiliates (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company, and Executive covenants that (except in connection with the good faith performance of his duties while employed by the Company) Executive will not, either during or after Executive’s employment by the Company, disclose any such Confidential Information to any Person for any reason whatsoever without the prior written authorization of the Company, unless such information is in the public domain through no fault of Executive or except as may be required by law or in a judicial or administrative proceeding. Notwithstanding anything to the contrary herein, (a) each of the parties (and each employee, representative, or other agent of such parties) may disclose to any Person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; and (b) nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of the

Company or any of its subsidiaries without prior written consent of the Company’s General Counsel or other officer designated by the Board of Directors of the Company..

9.Restrictive Covenants.

(a)Covenant Not to Compete.

(i)Executive agrees that, for a period of twenty-four (24) months after the Termination Date (the “Non-Compete Period”), Executive will not, at any time, directly or indirectly, engage in, or have any interest on behalf of himself or others in any person or business other than the Company (whether as an employee, officer, director, agent, security holder, creditor, partner, joint venturer, beneficiary under a trust, investor, consultant or otherwise) that engages in similar business activities to the Company in a particular market and product line, and in the specific geographic areas in which the Company is engaged or has been engaged in the preceding twelve (12) months for that particular market and product line (the “Business Activities”).

(ii)Notwithstanding the foregoing, Executive may (A) engage, participate or invest in, or be employed by, an entity that is engaged in the Business Activities (a “Competing Entity”) so long as (1) the Annual Revenues derived by the Company from the Business Activities in which the Competing Entity is engaged do not exceed $50 million in the aggregate and (2) the Annual Revenues derived by the Competing Entity from the Business Activities do not exceed $50 million in the aggregate; (B) engage, participate or invest in, or be employed by, a Competing Entity so long as the Business Activities for which Executive has oversight do not exceed five percent (5%) of the total Annual Revenues of such Competing Entity; or (C) acquire solely as an investment not more than 2% of any class of securities of any competing entity if such class of securities is listed on a national securities exchange or on the Nasdaq system, so long as Executive remains a passive investor in such entity. For purposes of this Section 9(a)(ii), the term “Annual Revenues” shall mean annual revenues for the most recently completed fiscal year.

(b)Hiring of Employees. During the Non-Compete Period, the Executive agrees that Executive will not directly or indirectly solicit for employment, or hire or offer employment to, (i) any employee of the Company unless the Company first terminates the employment of such employee, or (ii) any person who at any time during the one hundred eighty (180) day period prior to the Termination Date was an employee of the Company.

(c)Non-Solicitation. Executive hereby agrees that, during the Non-Compete Period, Executive will not directly or indirectly call on or solicit for the purpose of diverting or taking away from the Company (including, by divulging any Confidential Information to any competitor or potential competitor of the Company) any person or entity who is at the Termination Date, or at any time during the twelve (12) month period prior to the Termination Date had been, a customer of the Company with whom the Executive had direct personal contact as a representative of the Company or a potential customer whose identity is known to Executive at the Termination Date as one whom the Company was actively soliciting as a potential customer within six months prior to the Termination Date.

(d)Return of Company Property. Upon a Termination of Employment Executive will deliver to the person designated by the Company all originals and copies of all documents, information, and other property of the Company in Executive’s possession, under Executive’s control, or to which Executive may have access. The Executive will not reproduce or appropriate for Executive’s own use, or for the use of others, any Confidential Information.

10.Cooperation. Upon Termination of Employment, Executive shall reasonably cooperate with the Company, its officers, employees, agents, affiliates and attorneys in the defense or prosecution of any lawsuit, dispute, investigation or other legal proceedings or any preparation for any such disputes or proceedings that may be anticipated or threatened (“Proceedings”). Executive shall reasonably cooperate with the Company, its officers, employees, agents, affiliates and attorneys on any other matter (“Matters”) related to Company business (specifically to include Teleflex Medical Incorporated and Arrow International, Inc. business) during the period in which Executive is employed by the Company. Executive shall reasonably cooperate with the Company, its officers, employees, agents, affiliates and attorneys in responding to any form of media inquiry or in making any form of public comment related to the Executive’s employment, including, but not limited to, the Executive’s separation from the Company. Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings/Matters as shall from time to time be reasonably requested by the Company, and shall be within Executive’s knowledge. Such cooperation shall be provided by Executive without remuneration, but Executive shall be entitled to reimbursement for all reasonable and appropriate expenses Executive incurs in so cooperating, including (by way of example and not by way of limitation) reasonable airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings/Matters outside of the city of Executive’s residence. In the event Executive is made aware of any issue or matter related to the Company, is asked by a third party to provide information regarding the Company, or is called other than by the Company as a witness to testify in any matter related to the Company, Executive will notify the Company immediately in order to give the Company a reasonable opportunity to respond and/or participate in such Proceeding/Matter, unless Executive is requested or required not to do so by law enforcement, or any other governmental agency or authority.

11.Equitable and Other Relief; Consent to Jurisdiction of Pennsylvania Courts.

(a)Executive acknowledges that the restrictions contained in Sections 8 and 9 are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of that Section will result in irreparable injury to the Company. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement and (ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.

(b)Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 8 or 9, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled under applicable law. Without limiting the foregoing, Executive also agrees that payment of the compensation and benefits payable under Section 4 may be automatically ceased in the event of a material breach of the covenants of Sections 8 or 9, provided the Company gives Executive written notice of such breach, specifying in reasonable detail the circumstances constituting such material breach.

(c)Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Sections 8 or 9 hereof, including any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in or around Philadelphia, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to receive service of any process, pleadings, notices or other papers in a manner provided for in Section 15 for the giving of notices.

12.Enforcement. It is the intent of the parties that Executive not be required to incur any expenses associated with the enforcement of Executive’s rights under this Agreement by arbitration, litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, the Company will pay Executive the amount necessary to reimburse Executive in full for all expenses (including all attorneys’ fees and legal expenses) incurred by Executive in attempting to enforce any of the obligations of the Company under this Agreement, without regard to outcome, unless the lawsuit brought by Executive is determined to be frivolous by a court of final jurisdiction. The Company shall reimburse Executive within 15 days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than December 1 of the calendar year after the calendar year in which the expense was incurred. The amount of such expenses that the Company is obligated to pay in any given calendar year shall not affect the amount of such expenses that the Company is obligated to pay in any other calendar year, and Executive’s right to have the Company reimburse the payment of such expenses may not be liquidated or exchanged for any other benefit.

13.No Obligation to Mitigate Company’s Obligations. Executive will not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except to the extent provided in Subsections 4(f) and 4(g).

14.No Set-Off. Except as provided in Sections 7 and 11(b), the Company’s obligation to make the payments, and otherwise perform its obligations, provided for in this Agreement shall not be diminished or delayed by reason of any set-off, counterclaim, recoupment or similar claim which the Company may have against Executive or others.

15.Notices. All notices and other communications given pursuant to or in connection with this Agreement shall be in writing and delivered (which may be by telefax or other electronic transmission) to a party at the following address, or to such other address as such party may hereafter specify by notice to the other party:

If to the Company, to:

Teleflex Incorporated
550 E. Swedesford Rd.
Suite 400
Wayne, PA 19087
Attention: Cam Hicks

If to Executive, to:

Liam Kelly
[ADDRESS OMITTED]
[ADDRESS OMITTED]

16.Residence; Governing Law. Executive hereby represents and warrants to the Company that, as of the date of this Agreement, Executive is a resident of the Commonwealth of Pennsylvania. This Agreement will be governed by the law of Pennsylvania, excluding any conflicts or choice of law rule or principle that might otherwise refer to the substantive law of another jurisdiction for the construction, or determination of the validity or effect, of this Agreement.
17.Parties in Interest. This Agreement, including specifically the covenants of Sections 8 and 9, will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
18.Entire Agreement; Effectiveness. This Agreement and the Change of Control Severance Agreement contain the entire agreement between the parties with respect to the right of Executive to receive severance compensation upon the termination of his Employment, in each case, from and after the Effective Date; and, from and after the Effective Date, such agreements shall supersede any prior agreements or understandings between the parties relating to the subject matter of the Change of Control Severance Agreement or this Agreement, including, without limitation, the Senior Executive Officer Severance Agreement, dated May 1, 2015, between the Company and Executive (the “Existing Executive Severance Agreement”) and the Executive Change in Control Agreement, dated May 1, 2015, between the Company and Executive (the “Existing Executive CIC Agreement” and, together with the Existing Executive Severance Agreement, the “Existing Executive Agreements”). For the avoidance of doubt, the parties hereby acknowledge and agree that (a) during the period from and after the date hereof until the Effective Date, the Existing Executive Agreements shall continue in effect and shall continue to govern Executive’s right to receive severance compensation upon the termination of his Employment; and (b) in the event Executive does not assume the role of President and Chief Executive Officer of the Company, for any reason, by the Effective Date, this Agreement shall be considered null and void and of no force or effect.

19.Amendment or Modification. No amendment or modification of or supplement to this Agreement will be effective unless it is in writing and duly executed by the party to be charged thereunder. It is the Parties’ intention that the benefits and rights to which Executive could become entitled in connection with Termination of Employment comply with Code Section 409A. If Executive or the Company believes, at any time, that any of such benefit or right does not so comply, he or it shall promptly advise the other party and shall negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (with the most limited economic effect on Executive and the Company).

20.Construction. The following principles of construction will apply to this Agreement:
(a)    Unless otherwise expressly stated in connection therewith, a reference in this Agreement to a “Section,” “Exhibit” or “party” refers to a Section of, or an Exhibit or a party to, this Agreement.

(b)    The word “including” means “including without limitation.”

21.Headings and Titles. The headings and titles of Sections and the like in this Agreement are inserted for convenience of reference only, form no part of this Agreement and shall not be considered for purposes of interpreting or construing any provision hereof.

EXECUTED as of the date first above written in Wayne, Pennsylvania.

TELEFLEX INCORPORATED

By: /s/ Cameron P. Hicks
Name: Cameron P. Hicks
Title: Vice President, Global Human Resources

/s/ Liam Kelly
Liam Kelly

EXHIBIT A
GENERAL RELEASE
1.    I, Liam Kelly, for and in consideration of certain payments to be made and the benefits to be provided to me under the Senior Executive Officer Severance Agreement, effective as of January 1, 2018 (the “Agreement”) between me and TELEFLEX INCORPORATED (the “Company”) and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of action, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 Pa. C.S.A. §§951 et. seq., the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., all as amended, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for personal injuries, counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit (including indemnification and/or reimbursement to the extent provided under the Company’s Certificate of Incorporation, bylaws or applicable insurance policies) based on my actual service with the Company other than under any Company separation or severance plan or programs.

2.    Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.
3.    I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on ___________________, 2___. I also hereby agree and recognize that I have resigned from my position as a member of the Board of Directors of the Company, as well as its subsidiaries and affiliates, on ___________________, 2___. The Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

4.    I hereby agree and acknowledge that the payments and benefits provided to me by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.
5.    I hereby acknowledge that nothing in this Release shall prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. In addition, I understand that each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.
6.    I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above named parties, nor their agents, representatives or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.
7.    I hereby acknowledge that I have been informed that I have the right to consider this Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this Release for a period of seven days following execution by giving written notice to the Company at the address set forth in Section 15 of the Agreement.

8.    I hereby further acknowledge that the terms of Sections 8 and 9 of the Agreement shall continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

9.    This Release may be executed in one or more counterparts, including by facsimile signature, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

Intending to be legally bound hereby, the Company and I execute the foregoing Release this ______ day of _______, 20__.

Teleflex incorporated

By:
Name:
Title:

Liam Kelly